QuickLinks -- Click here to rapidly navigate through this document

Exhibit (d)(5)

[Schneider Electric Letterhead]

                      BEI Technologies, Inc.
                      One Post Street, Suite 2500
                      San Francisco, CA 94104

        18 May, 2005

Ladies and Gentlemen:

        In order to facilitate the consideration and negotiation of a possible negotiated transaction involving Schneider Electric SA (the "Recipient") and BEI Technologies, Inc. (the "Company"), the Recipient has requested access to certain non-public information regarding the Company and its subsidiaries. This letter agreement sets forth the Recipient's obligations regarding the use and disclosure of such information and regarding various related matters.

        The Recipient, intending to be legally bound, acknowledges and agrees as follows:

        1.    Limitations on Use and Disclosure of Confidential Information.    Subject to section 4 below, neither the Recipient nor any of the Recipient's Representatives (as defined in section 13 below) will, at any time, directly or indirectly:

          (a)   make use of any Confidential Information (as defined in section 12 below), except for the specific purpose of considering, evaluating and negotiating a possible negotiated transaction between the Recipient and the Company; or

          (b)   disclose any Confidential Information to any other Person (as defined in section 13 below).

        The Recipient will be liable and responsible for any breach of this letter agreement by any of its Representatives and for any other action or conduct on the part of any of its Representatives that is inconsistent with any provision of this letter agreement. The Recipient will (at its own expense) take all actions necessary to restrain its Representatives from making any unauthorized use or disclosure of any Confidential Information.

        The Company will not, at any time, directly or indirectly, disclose to any other Person (other than any Representative of the Company), except to the extent required by applicable law or governmental regulation or by valid legal process, the existence and terms of this letter agreement, the fact that discussions or negotiations are or may be taking place with respect to a possible transaction involving the Recipient and the Company, and the proposed terms of any such transaction.

        2.    Company Contact.    Any request by the Recipient or any of its Representatives to review Confidential Information must be directed to John LaBoskey. Senior Vice-President and Chief Financial Officer of the Company (the "Company Contact") or to James Brennan, Managing Director, UBS Investment Bank. Neither the Recipient nor any of the Recipient's Representatives will contact or otherwise communicate with any other Representative of the Company without the prior written authorization of the Company Contact, except that contacts between the Recipient's internal or outside counsel and the Company's internal or outside counsel shall be permitted.

        3.    No Representations by Company.    The Company Contact will have the exclusive authority to decide what Confidential Information (if any) is to be made available to the Recipient and its Representatives. Neither the Company nor any of the Company's Representatives will be under any obligation to make any particular Confidential Information available to the Recipient or any of the Recipient's Representatives or to supplement or update any Confidential Information previously furnished. Neither the Company nor any of its Representatives has made or is making any representation or warranty, express or implied, as to the accuracy or completeness of any Confidential Information, and neither the Company nor any of its Representatives will have any liability to the Recipient or to any of the Recipient's Representatives relating to or resulting from the use of any

Confidential Information or any inaccuracies or errors therein or omissions therefrom. Only those representations and warranties (if any) that are included in any final definitive written agreement that provides for the consummation of a negotiated transaction between the Recipient and the Company and is validly executed on behalf of the Recipient and the Company (a "Definitive Agreement") will have legal effect.

        4.    Permitted Disclosures.

          (a)   Notwithstanding the limitations set forth in section 1 above:

              (i)  the Recipient may disclose Confidential Information if and to the extent that the Company consents in writing to the Recipient's disclosure thereof;

             (ii)  subject to section 4(b) below, the Recipient may disclose Confidential Information to any Representative of the Recipient, but only to the extent such Representative (A) needs to know such Confidential Information for the purpose of helping the Recipient evaluate or negotiate a possible negotiated transaction between the Recipient and the Company, and (B) has been provided with a copy of this letter agreement and has agreed to abide and be bound by the provisions hereof; and

           (iii)  subject to section 4(c) below, the Recipient may disclose Confidential Information to the extent required by applicable law or governmental regulation or by valid legal process.

          (b)   If the Company delivers to the Recipient a written notice stating that certain Confidential Information may be disclosed only to specified Representatives of the Recipient, then, notwithstanding anything to the contrary contained in section 4(a)(ii) above, the Recipient shall not disclose or permit the disclosure of any of such Confidential Information to any other Representative of the Recipient.

          (c)   If the Recipient or any of the Recipient's Representatives is required by law or governmental regulation or by subpoena or other valid legal process to disclose any Confidential Information (including the terms and existence of this letter agreement or the fact that discussions or negotiations are or may be taking place with respect to a possible transaction involving the Recipient and the Company) to any Person, then the Recipient will immediately provide the Company with written notice of the applicable law, regulation or process so that the Company may seek a protective order or other appropriate remedy. The Recipient and its Representatives will cooperate fully with the Company and the Company's Representatives in any attempt by the Company to obtain any such protective order or other remedy. If the Company elects not to seek, or is unsuccessful in obtaining, any such protective order or other remedy in connection with any requirement that the Recipient disclose Confidential Information, and if the Recipient furnishes the Company with a written opinion of reputable legal counsel acceptable to the Company confirming that the disclosure of such Confidential Information is legally required, then the Recipient may disclose such Confidential Information to the extent legally required; provided, however, that the Recipient and its Representatives will use their best efforts to ensure that such Confidential Information is treated confidentially by each Person to whom it is disclosed.

        5.    Return of Confidential Information.    Upon the Company's request, the Recipient and the Recipient's Representatives will promptly deliver to the Company any Confidential Information (and all copies thereof) obtained or possessed by the Recipient or any of the Recipient's Representatives; provided, however, that (i) in lieu of delivering to the Company any written materials of the type described in clause "(b)" of the first sentence of section 12 below, the Recipient may destroy such written materials and deliver to the Company a certificate confirming their destruction and (ii) Recipient's outside counsel may keep one copy of the Confidential Information for archival purposes (which copy will not be made available at any time to the Recipient or the Recipient's other Representatives). Notwithstanding the delivery to the Company (or the destruction by the Recipient) of Confidential Information pursuant to this section 5, the Recipient and its Representatives will continue to be bound by their confidentiality obligations and other obligations under this letter agreement.

        6.    Limitation on Hiring and Soliciting Employees.    During the 18-month period commencing on the date of this letter agreement, neither the Recipient nor any of the Recipient's Representatives will employ, or solicit or seek to employ, any Specified Employee of the Company or any subsidiary or other affiliate of the Company; provided, however, that this section 6 will not prevent the Recipient from: (a) causing to be placed any general advertisement or similar notice that is not targeted specifically at employees of the Company or its subsidiaries or affiliates; or (b) engaging any recruiting firm or similar organization to identify or solicit persons for employment on behalf of the Recipient, or soliciting the employment of any employee of the Company or any subsidiary or other affiliate of the Company who is identified by any such recruiting firm or organization, as long as such recruiting firm or organization is not instructed to target any employees of the Company or any subsidiary or other affiliate of the Company. For purposes of this section 6, a person shall be deemed to be a "Specified Employee" of the Company or any subsidiary or other affiliate of the Company if: (i) such person is employed by the Company or any subsidiary or other affiliate of the Company on the date of this letter agreement or becomes employed by the Company or any subsidiary or other affiliate of the Company during the period in which the Company is continuing to negotiate a possible transaction with the Recipient; (ii) such person's gross annual salary exceeds $75,000; and (iii) such person's employment shall not have been involuntarily terminated by the Company or any subsidiary or other affiliate of the Company.

        7.    Standstill Provisions.    During the 18-month period commencing on the date of this letter agreement (the "Standstill Period"), the Recipient will not directly or indirectly through any of the Recipient's Representatives or "affiliates" (as defined in the Securities Exchange Act of 1934 and the rules promulgated thereunder), in any manner, unless specifically invited to do so in writing by the Company:

          (a)   make, effect, initiate, cause or participate in (i) any acquisition of beneficial ownership of any securities of the Company or any securities of any subsidiary or other affiliate of the Company, (ii) any acquisition of any assets of the Company or any assets of any subsidiary or other affiliate of the Company, (iii) any tender offer, exchange offer, merger, business combination, recapitalization, restructuring, liquidation, dissolution or extraordinary transaction involving the Company or any subsidiary or other affiliate of the Company, or involving any securities or assets of the Company or any securities or assets of any subsidiary or other affiliate of the Company, or (iv) any "solicitation" of "proxies" (as those terms are used in the proxy rules of the Securities and Exchange Commission) or consents with respect to any securities of the Company;

          (b)   form, join or participate in a "group" (as defined in the Securities Exchange Act of 1934 and the rules promulgated thereunder) with respect to the beneficial ownership of any securities of the Company;

          (c)   act, alone or in concert with others, to seek to control or influence the management, board of directors or policies of the Company;

          (d)   take any action that might require the Company to make a public announcement regarding any of the types of matters set forth in clause "(a)" of this sentence;

          (e)   agree or offer to take, or encourage or propose (publicly or otherwise) the taking of, any action referred to in clause "(a)", "(b)", "(c)" or "(d)" of this sentence;

          (f)    assist, induce or encourage any other Person to take any action of the type referred to in clause "(a)", "(b)", "(c)", "(d)" or "(c)" of this sentence;

          (g)   enter into any discussions, negotiations, arrangement or agreement with any other Person relating to any of the foregoing; or

          (h)   request or propose that the Company or any of the Company's Representatives amend, waive or consider the amendment or waiver of any provision set forth in this section 7.

Notwithstanding anything to the contrary contained in this letter agreement, if, at any time during the Standstill Period, a third party enters into a definitive agreement with the Company providing for the acquisition by such third party (by way of merger, tender offer or otherwise) of at least 50% of the outstanding capital stock of the Company or all or substantially all of the assets of the Company, then (in any of such cases), until the termination of such definitive agreement in accordance with its terms, the restrictions set forth in this section 7 on the Recipient shall be suspended and of no force or effect. The Recipient represents and warrants that as of the date hereof neither it nor any of its subsidiaries or affiliates owns or controls any securities of the Company. The expiration of the Standstill Period will not terminate or otherwise affect any of the other provisions of this letter agreement.

        8.    No Obligation to Pursue Transaction.    Unless the Recipient and the Company enter into a Definitive Agreement, no agreement providing for a transaction involving the Company will be deemed to exist between the Recipient and the Company, and neither the Recipient nor the Company will be under any obligation to negotiate or enter into any such agreement or transaction. The Company reserves the right, in its sole discretion: (a) to conduct any process it deems appropriate with respect to any transaction or proposed transaction involving the Company, and to modify any procedures relating to any such process without giving notice to the Recipient or any other Person; (b) to reject any proposal made by the Recipient or any of the Recipient's Representatives with respect to a transaction involving the Company; and (c) to terminate discussions and negotiations with the Recipient at any time. The Recipient recognizes that, by entering into this letter agreement, the Company has not thereby restricted its ability to negotiate with, and to enter into any agreement or transaction with, any other interested party.

        9.    No Waiver.    No failure or delay by the Company or any of its Representatives in exercising any right, power or privilege under this letter agreement will operate as a waiver thereof, and no single or partial exercise of any such right, power or privilege will preclude any other or future exercise thereof or the exercise of any other right, power or privilege under this letter agreement. No provision of this letter agreement can be waived or amended except by means of a written instrument that is validly executed on behalf of the Company and that refers specifically to the particular provision or provisions being waived or amended.

        10.    Remedies.    The Recipient shall indemnify and hold harmless the Company and the Company's Representatives against and from, and shall compensate and reimburse the Company and the Company's Representatives for, any damage, loss, claim, liability or expense (including legal fees and the cost of enforcing the Company's rights under this letter agreement) arising directly or indirectly out of or resulting directly or indirectly from any unauthorized use or disclosure of any Confidential Information or any other breach of this letter agreement. The Recipient acknowledges that money damages would not be a sufficient remedy for any breach of this letter agreement by the Recipient or any of the Recipient's Representatives and that the Company would suffer irreparable harm as a result of any such breach. Accordingly, the Company will also be entitled to equitable relief, including injunction and specific performance, as a remedy for any breach or threatened breach of this letter agreement. The indemnification and equitable remedies referred to above will not be deemed to be the exclusive remedies for a breach of this letter agreement, but rather will be in addition to all other remedies available at law or in equity to the Company. In the event of litigation relating to this letter agreement, if a court of competent jurisdiction determines that the Recipient or any of its Representatives has breached this letter agreement, the Recipient will be liable for, and will pay to the Company and the Company's Representatives, the reasonable legal fees incurred by the Company and the Company's Representatives in connection with such litigation (including any appeal relating thereto).

        11.    Successors and Assigns; Applicable Law; Jurisdiction and Venue.    This letter agreement will be binding upon the Recipient and the Company and their respective Representatives and their respective successors and assigns, and will inure to the benefit of the Recipient and the Company and their respective Representatives and their respective successors and assigns. This letter agreement will be governed by and construed in accordance with the laws of the State of New York (without giving effect to principles of conflicts of laws). The Company and the Recipient: (a) irrevocably and unconditionally consent and submit to the jurisdiction of the state and federal courts located in the State of New York for purposes of any action, suit or proceeding arising out of or relating to this letter agreement; (b) agree that service of any process, summons, notice or document by U.S. registered mail to the address set forth at the end of this letter agreement shall be effective service of process for any action, suit or proceeding brought against such party or any of its Representatives; (c) irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this letter agreement in any state or federal court located in the State of New York; and (d) irrevocably and unconditionally waive the right to plead or claim, and irrevocably and unconditionally agree not to plead or claim, that any action, suit or proceeding arising out of or relating to this letter agreement that is brought in any state or federal court located in the State of New York has been brought in an inconvenient forum.

        12.    Confidential Information.    For purposes of this letter agreement, "Confidential Information" will be deemed to include:

          (a)   any information (including any technology, know-how, patent application, test result, research study, business plan, budget, forecast or projection) relating directly or indirectly to the business of the Company, any predecessor entity or any subsidiary or other affiliate of the Company (whether prepared by the Company or by any other Person and whether or not in written form) that is or has been made available to the Recipient or any Representative of the Recipient by or on behalf of the Company or any Representative of the Company:

          (b)   any memorandum, analysis, compilation, summary, interpretation, study, report or other document, record or material that is or has been prepared by or for the Recipient or any Representative of the Recipient and that contains, reflects, interprets or is based directly or indirectly upon any information of the type referred to in clause "(a)" of this sentence;

          (c)   the existence and terms of this letter agreement, and the fact that information of the type referred to in clause "(a)" of this sentence has been made available to the Recipient or any of its Representatives; and

          (d)   the fact that discussions or negotiations are or may be taking place with respect to a possible transaction involving the Recipient and the Company, and the proposed terms of any such transaction.

        However, "Confidential Information" will not be deemed to include:

              (i)  any information that is or becomes generally available to the public other than as a direct or indirect result of the disclosure of any of such information by the Recipient or by any of the Recipient's Representatives;

             (ii)  any information that was in the Recipient's possession prior to the time it was first made available to the Recipient or any of the Recipient's Representatives by or on behalf of the Company or any of the Company's Representatives, provided that the source of such information was not and is not known by the Recipient to be bound by any contractual or other obligation of confidentiality to the Company or any other Person with respect to any of such information; or

           (iii)  any information that becomes available to the Recipient on a non-confidential basis from a source other than the Company or any of the Company's Representatives, provided that such source is not known by the Recipient to be bound by any contractual or other obligation of confidentiality to the Company or any other Person with respect to any of such information.

        13.    Miscellaneous.

          (a)   For purposes of this letter agreement, a party's "Representatives" will be deemed to include each Person that is or becomes (i) a subsidiary or other affiliate of such party, or (ii) an officer, director, employee, partner, attorney, advisor, accountant, agent or representative of such party or of any of such party's subsidiaries or other affiliates.

          (b)   The term "Person," as used in this letter agreement, will be broadly interpreted to include any individual and any corporation, partnership, entity, group, tribunal or governmental authority.

          (c)   The bold-faced captions appearing in this letter agreement have been included only for convenience and shall not affect or be taken into account in the interpretation of this letter agreement.

          (d)   Any term or provision of this letter agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

          (e)   By making Confidential information or other information available to the Recipient or the Recipient's Representatives, the Company is not, and shall not be deemed to be, granting (expressly or by implication) any license or other right under or with respect to any patent, trade secret, copyright, trademark or other proprietary or intellectual property right.

          (f)    To the extent that any Confidential Information includes materials or other information that may be subject to the attorney-client privilege, work product doctrine or any other applicable privilege or doctrine concerning any pending, threatened or prospective action, suit, proceeding, investigation, arbitration or dispute, it is acknowledged and agreed that the Recipient and the Company have a commonality of interest with respect to such action, suit, proceeding, investigation, arbitration or dispute and that it is their mutual desire, intention and understanding that the sharing of such materials and other information is not intended to, and shall not, affect the confidentiality of any of such materials or other information or waive or diminish the continued protection of any of such materials or other information under the attorney-client privilege, work product doctrine or other applicable privilege or doctrine. Accordingly, all Confidential Information that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege or doctrine shall remain entitled to protection thereunder and shall be entitled to protection under the joint defense doctrine, and the Recipient agrees to take all measures necessary to preserve, to the fullest extent possible, the applicability of all such privileges or doctrines.

          (g)   The obligations of the Recipient and the Company under section 1 above will terminate on the third anniversary of the date hereof

          (h)   This letter agreement constitutes the entire agreement between the Recipient and the Company regarding the subject matter hereof and supersedes any prior agreement between the Recipient and the Company regarding the subject matter hereof.

Very truly yours,
Schneider Electric SA
/s/ ERIC PILAUD By: Eric PILAUD
Title: Executive VP—Strategic Deployment Division
ACCEPTED AND AGREED:
BEI Technologies, Inc.
By:	/s/ CHARLES CROCKER

Title:	Chairman and Chief Executive Officer

QuickLinks

Exhibit (d)(5)